PRICING SUPPLEMENT NO. 5                                          Rule 424(b)(3)
TRADE DATE: September 17, 1997                         Registration No. 333-5763
(To Prospectus Supplement dated
December 4, 1996 including the Prospectus dated November 8, 1996)

                               M.A. HANNA COMPANY

                                MEDIUM-TERM NOTES

                  Due More Than Nine Months from Date of Issue

Floating Rate Note (  )                             6.74% Fixed Rate Note (X)

Principal Amount: $20,000,000                       Issue Price: See Below
Original Issue Date: September 22, 1997             Specified Currency: U.S. dollars
Interest Accrual Date: September 22, 1997           Maturity Date: September 22, 2005

Redemption Date(s): N/A
Redemption Price(s): N/A
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof               Interest Payment Period: Semi-Annual
in U.S. Dollars): N/A

Repayment Date(s): N/A                              Interest Payment Dates: June 1 and
Repayment Price(s): N/A                                                     December 1
Total Amount of OID: N/A
Yield to Maturity: N/A                              Global Security:        (X) Yes  (  ) No
Initial Accrual Period OID: N/A                     Exchange Rate Agent: N/A
Method Used to Determine                            Historical Exchange Rate: N/A
Yield to Maturity and Initial
Accrual Period OID: N/A

(Only applicable to Floating Rate Notes):           Spread (plus or minus): N/A

  Initial Interest Rate: N/A                        Spread Multiplier: N/A
  Index Maturity: N/A                               Maximum Interest Rate: N/A
  Base Rate(s): N/A                                 Minimum Interest Rate: N/A
    If LIBOR, Designated LIBOR Page:                Calculation Rate Agent: N/A
      (   ) LIBOR Reuters
      (   ) LIBOR Telerate                          Name of Agents: Salomon Brothers Inc
and                                                  Merrill Lynch, Pierce, Fenner & Smith
                                                         Incorporated

Index Currency: N/A                                 Agents' Aggregate Discount or
Commission:                                             .600%
Interest Reset Period: N/A
Interest Reset Dates: N/A                           Net Proceeds to Co.: $19,880,000

( ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of ( ) 100% of Principal Amount or ( ) _____% of Principal Amount.







(X) Agents are purchasing Notes from the Company as Principal for resale to Investors and other purchasers at: ( ) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of ___% of the principal amount; or (X) varying prices relating to prevailing market prices at time of resale to be determined by Agents.

Additional Terms:  CUSIP No. 41051PAE6